EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2013 Stock Incentive Plan, the 2011 Stock Plan, and the Stock Option Plan of Marrone Bio Innovations, Inc. of our report dated June 17, 2013 (except Note 17, as to which the date is August 1, 2013), with respect to the consolidated financial statements of Marrone Bio Innovations, Inc. included in Amendment No. 5 to its Registration Statement on Form S-1 (No. 333-189753) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Sacramento, California

September 5, 2013